As filed with the Securities and Exchange Commission on May 26, 2010.
Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
KEYCORP
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-6542451
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

127 PUBLIC SQUARE	44114
CLEVELAND, OHIO	(Zip Code)
(Address of Principal Executive Offices)
KEYCORP 2010 EQUITY COMPENSATION PLAN
(Full Title of the Plan)
Steven N. Bulloch
Assistant Secretary
KeyCorp
127 Public Square
Cleveland, Ohio 44114
(216) 689-5109
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered (1)(2)	Share (3)	Price (3)	Registration Fee
Common Shares, par value $1.00 per share	38,000,000	$7.525	$285,950,000	$20,388.24

(1)	Represents the maximum number of common shares, par value $1.00 per share (“Common Shares”), of KeyCorp (the “Registrant”), issuable pursuant to the KeyCorp 2010 Equity Compensation Plan (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on May 20, 2010, within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:
(a)	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c)	Registrant’s Current Reports on Form 8-K filed on February 8, 2010, March 15, 2010, March 16, 2010, and May 24, 2010;

(d)	The description of (a) Registrant’s Common Shares contained in the Registration Statement on Form 8-A filed with the Commission on July 31, 1992, as amended by Forms 8-A/A filed on October 15, 1993, February 25, 1994, and June 19, 1997, respectively.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the laws of the Ohio.
     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.
     Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
     The Amended and Restated Regulations of the Registrant provide that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, or employee of the Registrant or of any other bank, corporation, partnership, trust, or other enterprise for which he was serving as a director, officer, or employee at the request of the Registrant.
     Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.
     The Registrant is a party to an employment agreement with its President and Chief Executive Officer, Henry L. Meyer III, and the Registrant is party to Change of Control Agreements with certain other executive officers pursuant to which the Registrant has agreed to indemnify the officer, to the full extent permitted or authorized by Ohio law, if the officer is made or threatened to be made a party to any action, suit, or proceeding by reason of the officer’s serving as employee, officer, or director of the Registrant and/or any of its subsidiaries, and the Registrant has agreed to advance expenses incurred by the officer in defending any such action, suit, or proceeding.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 001-11302), filed on March 1, 2010)

4.2	Amended and Restated Regulations of the Registrant, effective May 15, 2008 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-11302), filed on August 8, 2008)

Exhibit No.	Description

4.3	KeyCorp 2010 Equity Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-11302) filed on April 2, 2010)

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney
Item 9. Undertakings.
(a)	The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on this 26th day of May, 2010.

KEYCORP
By:	/s/ Daniel R. Stolzer
Daniel R. Stolzer
Vice President, Deputy General Counsel and Assistant Secretary

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	May 26, 2010
Henry L. Meyer III

*	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2010
Jeffrey B. Weeden

*	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 26, 2010
Robert L. Morris

*	Director	May 26, 2010
William G. Bares

*	Director	May 26, 2010
Edward P. Campbell

*	Director	May 26, 2010
Joseph A. Carrabba

*	Director	May 26, 2010
Carol A. Cartwright

*	Director	May 26, 2010
Alexander M. Cutler

*	Director	May 26, 2010
H. James Dallas

*	Director	May 26, 2010
Elizabeth R. Gile

Signature	Title	Date
*	Director	May 26, 2010
Ruth Ann M. Gillis

*	Director	May 26, 2010
Kristen L. Manos

*	Director	May 26, 2010
Lauralee E. Martin

*	Director	May 26, 2010
Eduardo R. Menascé

*	Director	May 26, 2010
Bill R. Sanford

*	Director	May 26, 2010
Edward W. Stack

*	Director	May 26, 2010
Thomas C. Stevens

*	This registration statement has been signed on behalf of the above officers and directors by Molly Z. Brown, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this registration statement.

By:	/s/ Molly Z. Brown
Molly Z. Brown, Attorney-in-Fact
May 26, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 001-11302), filed on March 1, 2010)

4.2	Amended and Restated Regulations of the Registrant, effective May 15, 2008 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 001-11302), filed on August 8, 2008)

4.3	KeyCorp 2010 Equity Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-11302) filed on April 2, 2010)

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney